Elite Pharmaceuticals, Inc. Special Stockholders Meeting to be Held on
Friday, December 19, 2008

Northvale, NJ – December 4, 2008: A special meeting of the stockholders of Elite Pharmaceuticals, Inc. (AMEX: ELI) is scheduled for Friday, December 19th at 10:00 AM. This meeting will be held at the offices of Reitler Brown & Rosenblatt, LLC, 800 Third Avenue, 21st Floor, New York, New York 10022.

At this meeting, Elite’s stockholders will be asked to (i) approve and ratify the private placement of Elite’s Series D 8% Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), convertible into shares of common stock, par value $0.01 per share (the “Common Stock”), the exchange of certain shares of Elite’s Series B 8% Convertible Preferred Stock, par value $0.01 per share, and Elite’s Series C 8% Convertible Preferred Stock, par value $0.01 per share, for shares of Series D Preferred Stock, and related warrants to purchase additional shares of Elite’s Common Stock and (ii) approve and ratify the amendment to Elite’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 210,000,000.

Access to the related proxy materials for the special meeting can be found on the Company’s website at: http://elitepharma.com/sec_filings.asp

About Elite Pharmaceuticals, Inc.
Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. The Company's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of the company’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. The company’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a narcotic analgesic drug product and a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of the Company, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com